Exhibit 3(ii)

BYLAWS OF

OFG BANCORP

ARTICLE I

STOCKHOLDERS

SECTION 1. Place of Meetings. All annual and special meetings of stockholders shall be held at the principal office of the Corporation or at such other place as the Board of Directors may determine, which may include a virtual meeting by means of remote communication to the fullest extent permitted by Puerto Rico law.

SECTION 2. Annual Meeting. A meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually after the end of the Corporation’s fiscal year at such date and time as the Board of Directors may determine in accordance with applicable laws and regulations.

SECTION 3. Special Meeting. Special meetings of stockholders, for any purpose(s), may be called at any time by the Chairman, the Vice Chairman, the President or by the Board of Directors, and shall be called by the Chairman or the Vice Chairman of the Board, the President or the Secretary upon the written request of the holders as of the Demand Record Date (defined below) of not less than twenty percent (20%) (the “Requisite Percentage”) of the outstanding shares of stock of the Corporation entitled to vote at the meeting (the “Requesting Group”) pursuant to the procedures set forth below.

No stockholder may demand that the Secretary of the Corporation call a special meeting of stockholders pursuant hereto unless a stockholder of record shall have first submitted a request in writing that the Board of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the stockholders entitled to demand that the Secretary of the Corporation call such special meeting, which request shall be in proper form and delivered by United States mail, postage prepaid, to, and received by, the Secretary of the Corporation at the Corporation’s principal executive offices. To be in proper form, a request by a stockholder for the Board of Directors to fix a Demand Record Date shall set forth: (a) as to each proposal to be considered at the special meeting, the information required in connection with such proposals pursuant to Section 14 of this Article I, or as to each director nominee, the information required of a director nominee pursuant to Section 13 of this Article I, as the case may be; and (b) as to each Requesting Person (as defined below), the information required of a nominating stockholder pursuant to Section 13 of this Article I.

Within ten (10) business days after receipt of a request to fix a Demand Record Date in proper form and in compliance with this Section 3 from any stockholder, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary of the Corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within such ten (10) business day-period, the Demand Record Date in respect thereof shall be deemed to be the close of business on the twentieth (20th) business day after the date on which such a request is received.

Without qualification, a special meeting of the stockholders shall not be called by the Secretary of the Corporation pursuant to this Section 3 unless stockholders who hold the Requisite Percentage as of the Demand Record Date timely provide one or more demands to call such special meeting in writing and in proper form to the Secretary of the Corporation at the Corporation’s principal executive offices. To be timely, a stockholder’s demand to call a special meeting must be delivered to, or mailed and received at, the Corporation’s principal executive offices not later than the sixtieth (60th) day following the Demand Record Date. To be in proper form a demand to call a special meeting shall set forth: (a) as to each proposal to be considered at the special meeting, the information required in connection with such proposals pursuant to Section 14 of this Article I, or as to each director nominee, the information required of a director nominee pursuant to Section 13 of this Article I, as the case may be; (b) with respect to any stockholder or stockholders submitting a demand to call a special meeting, any other information required to be provided pursuant to this Section 3 of a Requesting Person; and (c) a representation by each Requesting Person that such Requesting Person intends to hold his, her or its shares of the Corporation that constitute part of the Requisite Percentage as of the Demand Record Date through the date of the special meeting. A stockholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), at any time there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

The Secretary of the Corporation shall not accept, and shall consider ineffective, a written demand from a stockholder to call a special meeting (a) that does not comply with this Section 3, (b) that relates to an item of business to be transacted at such meeting that is not a proper subject for stockholder action under applicable law, (c) that is received by the Secretary during the period commencing one hundred twenty (120) days prior to the one-year anniversary of the mailing of proxy materials by the Corporation for the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (d) that includes an item of business to be transacted at such meeting or nomination to be considered at such meeting that did not appear on the written request that resulted in the determination of the Demand Record Date, (e) that relates to an item of business that is identical or substantially similar to an item of business (a “Similar Item”) that was included in the Corporation’s notice as an item of business presented at any meeting of stockholders held within one hundred twenty (120) days prior to receipt by the Secretary of the written demand, (f) if the Board of Directors calls an annual or special meeting of stockholders (in lieu of calling the special meeting to which the written demand relates), (g) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such demand to call a special meeting, or (h) such written demand was made in a manner that involves a violation of Regulation 14A under the Exchange Act (as defined below) or other applicable law. However, it being understood that with respect to subsections (e) and (g) of this paragraph, the election of directors shall be deemed a “Similar Item” with respect to all items of business involving a proposal for the election of any director, but any proposal to remove any director or directors that is not accompanied with a proposal to elect one or more directors to fill any vacancy or vacancies resulting from such removal shall not be deemed a “Similar Item” with respect to the election of directors.

After receipt of demands in proper form and in accordance with this Section 3 from a stockholder or stockholders holding the Requisite Percentage, the Board of Directors shall duly call, and determine the place, if any, date and time of, a special meeting of stockholders for the purpose or purposes and to conduct the business specified in the demands received by the Corporation. The record date for notice and voting for such a special meeting shall be fixed in accordance with Section 6 of Article I of these Bylaws, and the inspectors of the election shall be appointed pursuant to Section 12 of these Bylaws. The Board of Directors shall provide written notice of such special meeting to the stockholders in accordance with Section 5 of Article I of these Bylaws. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may (a) submit its own proposal or proposals for consideration at such a special meeting or (b) in lieu of calling the special meeting demanded by a stockholder or stockholders holding the Requisite Percentage, present a Similar Item for stockholder approval at any other meeting of stockholders that is held within ninety (90) days after the date on which the Secretary receives written demands for a special meeting in proper form from a stockholder or stockholders holding the Requisite Percentage.

In connection with a special meeting called in accordance with this Section 3, each Requesting Person and each stockholder as of the Demand Record Date who delivered a demand to call a special meeting to the Secretary in respect of the request resulting in such Demand Record Date shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 3 shall be true and correct in all respects as of the record date for notice of the special meeting, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Corporation’s principal executive offices not later than five (5) business days after the record date for notice of the special meeting.

Notwithstanding anything in these Bylaws to the contrary, if the Board of Directors shall determine that any request to fix a Demand Record Date for a special meeting, or any demand to call and hold a special meeting in respect of the request resulting in such Demand Record Date, was not properly made in accordance with this Section 3, or shall determine that the stockholder or stockholders requesting that the Board of Directors fix such Demand Record Date or submitting such a demand have not otherwise complied with this Section 3, then the Board of Directors shall not be required to fix such record date or to call and hold the special meeting. In addition to the requirements of this Section 3, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date for notice and voting for the special meeting or demand to call a special meeting.

For purposes of this Section 3, the following terms are defined as follows:

(a)	“affiliate” and “associate” shall have the meanings ascribed to such terms in the Exchange Act;

(b)	“business day” shall mean any day in which commercial banks in New York, New York, and San Juan, Puerto Rico, are open for business to the public and the New York Stock Exchange is open for trading;

(c)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(d)

“Requesting Person” shall mean (i) the stockholder of record making the request to fix a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary call a special meeting, (ii) each member of the Requesting Group, (iii) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (iv) any affiliate or associate of such stockholder of record or beneficial owner, but shall exclude any stockholder that has provided such demand solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A.

SECTION 4. Conduct of Meetings. The Board of Directors shall designate, when present, the Chairman of the Board or, if he or she is not present, the Vice Chairman of the Board, to preside at any and all stockholders’ meetings. The Secretary, or, in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson shall conduct such proceedings as are customary in this kind of meeting, procuring at all times order and impartiality in the debates. The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls for each item on which a vote is to be taken.

SECTION 5. Notice of Meetings. Notice of all meetings of stockholders shall be mailed to each stockholder of the Corporation at least ten (10) days, but not more than sixty (60) days, prior to the date for each such meeting.

SECTION 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of stockholders. Such record date in any case shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (ii) in the case of the payment of dividends shall not be more than sixty (60) days prior to the date for the payment of such dividends. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 6, such determination shall apply to any adjournment thereof; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

SECTION 7. Voting Lists. At least ten (10) days before each meeting of the stockholders, the officer or agent having charge of the stock transfer books for shares of the Corporation shall make a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. This list of stockholders shall be kept on file at the principal executive offices of the Corporation and shall be subject to inspection by any stockholder entitled to vote at any time during normal business hours for a period of ten (10) days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder entitled to vote during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.

SECTION 8. Quorum; Manner of Acting. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. The presence or participation, including voting and taking other action, at a meeting of stockholders or the expression of consent or dissent to corporate action by a stockholder by conference telephone or other electronic means, including, without limitation, the internet, shall constitute the presence of, or vote or action by, or consent or dissent of the stockholder for purposes of these Bylaws. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice; provided that the date of the adjourned meeting shall not be more than thirty (30) days after the date for which the first meeting was called. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided in the Corporation’s Certificate of Incorporation or under applicable law, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as provided in Section 4 of Article Eighth of the Certificate of Incorporation, each director shall be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (which number shall take into account the cumulation of votes as provided in the Corporation’s Certificate of Incorporation and Article I, Section 11 of these Bylaws). For purposes of this section, a “majority of the votes cast” means that the number of shares voted for a director must exceed the number of votes cast against that director. The Nominating Committee (as defined below) has established procedures requiring that any director who is not elected offer to tender his or her resignation to the Board. The Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. If, for any reason, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

SECTION 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by its duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the Board of Directors. Proxies must be filed with the Secretary of the Corporation.

SECTION 10. Voting of Shares by Certain Holders. Shares standing in the name of another corporation or other entity may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors or governing body of such corporation or other entity may determine. Shares held by an administrator, executor, guardian or conservator may be voted by it, either in person or by proxy, without a transfer of such shares into its name. Shares standing in the name of a trustee may be voted by it, either in person or by proxy, but no trustee shall be entitled to vote shares held by it without a transfer of such shares into its name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into its name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

SECTION 11. Cumulative Voting. At each annual meeting of stockholders in which more than one director is being elected, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected and for whose election the stockholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of its shares shall equal, or by distributing such votes on the same principle among any number of candidates.

SECTION 12. Inspector of Election. In advance of any meeting of stockholders, the Chairman of the Board of Directors may appoint any person(s) other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. Any such appointment shall not be altered at the meeting. If the inspector(s) of election is (are) not so appointed, the Chairman of the Board or, if he or she is not present at the meeting, the Vice Chairman of the Board, may, and at the request of not fewer than ten percent (10%) of the votes represented at the meeting shall, make such appointment at the meeting. In case any person(s) appointed as inspector(s) fail(s) to appear or fail(s) or refuse(s) to act, the vacancy may be filled by appointment by the Chairman of the Board in advance of the meeting or at the meeting, or, if he or she is not present at the meeting, by the Vice Chairman of the Board.

The duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

SECTION 13. Nominations for Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors. The Corporate Governance and Nominating Committee (the “Nominating Committee”) of the Board of Directors shall recommend to the Board of Directors the selection of nominees for election as directors. Except in the case of a nominee substituted as a result of his or her death, incapacity or withdrawal, the Board of Directors, upon the recommendation of the Nominating Committee, shall deliver written nominations to the Secretary of the Corporation at least thirty (30) days prior to the date of the annual meeting. No nominations for directors, except those made by the Board of Directors upon the recommendation of the Nominating Committee, shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing to the Secretary of the Corporation, as set forth below, and delivered to, or mailed and received at, the principal executive offices of the Corporation at least one hundred and twenty (120) days prior to the one-year anniversary of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that in the event that the annual meeting is not to be held within sixty (60) days before or after such anniversary, notice by the stockholder must be so delivered not later than the ninetieth (90th) day prior to the date of such annual meeting. Ballots bearing the names of all the persons nominated by the Board of Directors and by stockholders shall be provided for use at the annual meeting. However, if the Board of Directors or the Nominating Committee shall fail or refuse to act at least thirty (30) days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

Any nomination by a stockholder pursuant to this Section 13 shall set forth or include the following information with respect to the nominating stockholder: (a) the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination (the “nominating stockholder”), and the name and principal place of business of such beneficial owner; (b) a representation that the nominating stockholder is a holder of the Corporation’s shares of stock entitled to vote indicating (i) the class and number of shares of stock of the Corporation that are owned beneficially or of record by the nominating stockholder or any affiliates or associates of the nominating stockholder, (ii) the name of each nominee holder of shares of stock of the Corporation owned beneficially but not of record by the nominating stockholder or any affiliates or associates of the nominating stockholder, and the number of shares of stock of the Corporation held by each such nominee holder, (iii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the nominating stockholder, or any affiliates or associates of the nominating stockholder, with respect to stock of the Corporation, (iv) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of the nominating stockholder, or any affiliates or associates of the nominating stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, the nominating stockholder, or any affiliates or associates of the nominating stockholder, or to increase or decrease the voting power or pecuniary or economic interest of the nominating stockholder, or any affiliates or associates of the nominating stockholder, with respect to stock of the Corporation, (v) that the nominating stockholder intends to appear in person or by proxy at the meeting to make the nomination, and (vi) whether the nominating stockholder intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to elect the nominee and/or otherwise solicit proxies or votes from stockholders in support of such nominee; (c) a description of all arrangements or understandings between the nominating stockholder, or any affiliates or associates of the nominating stockholder, and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder, and any material interest of the nominating stockholder, or any affiliates or associates of the nominating stockholder, in such nomination, including any anticipated benefit therefrom to the nominating stockholder, or any affiliates or associates of the nominating stockholder; and (d) such other information regarding the nominating stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”).

Any nomination by a stockholder pursuant to this Section 13 shall set forth or include the following information with respect to the person nominated to be director (the “director nominee”): (a) the name, age, business address, and residence address of the director nominee, (b) the principal occupation or employment of the director nominee, (c) (i) the class and number of all shares of stock of the Corporation that are owned beneficially or of record by the director nominee and any affiliates or associates of the director nominee, (ii) the name of each nominee holder of shares of stock of the Corporation owned beneficially but not of record by the director nominee or any affiliates or associates of the director nominee, and the number of shares of stock of the Corporation held by each such nominee holder, (iii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the director nominee, or any affiliates or associates of the director nominee, with respect to any stock of the Corporation, and (iv) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of the director nominee, or any affiliates or associates of the director nominee, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, the director nominee, or any affiliates or associates of the director nominee, or to increase or decrease the voting power or pecuniary or economic interest of the director nominee, or any affiliates or associates of the director nominee, with respect to stock of the Corporation; and (d) any other information regarding each the director nominee as would be required to be disclosed under the proxy solicitation rules of the SEC if proxies were to be solicited for the election of the director nominee so proposed (including, without limitation, the director nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected).

SECTION 14. Proposals. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors of the Corporation, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than one hundred twenty days (120) prior to the one-year anniversary of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that in the event that the annual meeting is not to be held within sixty (60) days before or after such anniversary, notice by the stockholder must be so delivered not later than the ninetieth (90th) day prior to the date of such annual meeting.

Any stockholder’s notice to the Secretary shall set forth the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the matter or proposal desired to be brought before the annual meeting and the text of any resolutions proposed for consideration and, if the proposal relates to an amendment to these Bylaws, the text of the proposed amendment; (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such matter, (c) a representation that the stockholder is a holder of the Corporation’s shares of stock entitled to vote indicating (i) the class and number of shares of stock of the Corporation that are owned beneficially or of record by such stockholder or any affiliates or associates of such stockholder, (ii) the name of each nominee holder of shares of stock of the Corporation owned beneficially but not of record by such stockholder or any affiliates or associates of such stockholder, and the number of shares of stock of the Corporation held by each such nominee holder, (iii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Corporation, (iv) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such stockholder, or any affiliates or associates of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such stockholder, or any affiliates or associates of such stockholder, or to increase or decrease the voting power or pecuniary or economic interest of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Corporation, (v) that such stockholder intends to appear in person or by proxy at the annual meeting to bring up the matter or proposal specified in the notice, and (vi) whether such stockholder intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve the proposal and/or otherwise solicit proxies or votes from stockholders in support of such proposal; and (d) any material interest of the stockholder in such matter or proposal. The chairperson of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 14, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any applicable laws and regulations.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. General Powers. The business and affairs of the Corporation shall be under the direction of the Board of Directors which shall annually elect a Chairman and a Vice Chairman from among its members and shall designate, when present, the Chairman or, if he or she is not present, the Vice Chairman to preside at its meetings. The Chairman of the Board shall have such other duties as set forth in these Bylaws or as may from time to time be assigned by the Board of Directors. The Vice Chairman of the Board shall assist the Chairman of the Board in the performance of his or her duties and shall have such other duties as set forth in these Bylaws or as may from time to time be assigned by the Board of Directors or the Chairman of the Board.

SECTION 2. Classification and Term. The Certificate of Incorporation provides that the Board of Directors shall not be divided into any classes. All of the directors will be elected annually for a term of office to expire at the next succeeding annual meeting of stockholders and when their respective successors are elected and qualified. No director shall be elected, re-elected or nominated for election or re-election, as the case may be, after attaining the age of seventy-one (71), although the Nominating Committee may recommend, and the Board may approve, the nomination of a director after attaining the age of seventy one (71) if, due to special or unique circumstances, it is in the best interest of the Corporation and its stockholders that the director continue to be nominated for reelection to the Board. Also, provided such director was not elected, re-elected or nominated, as provided in the preceding sentence, the term of a director shall end at the earliest of (i) the annual meeting of stockholders following the date such director attains the age of seventy-one (71) or (ii) the end of the term for which he or she was elected to the Board of Directors.

SECTION 3. Number of Directors. The Board of Directors shall consist of such number of directors as established from time to time by a vote of a majority of the Board of Directors, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

SECTION 4. Meetings. All meetings of the Board of Directors may be held in or outside Puerto Rico.

SECTION 5. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman or the Vice Chairman of the Board, the President, or one-third of the members of the Board. Such meetings shall be held at such place as the person(s) calling the meeting shall designate.

SECTION 6. Notice. Written notice of any special meeting shall be given to each director at least two (2) days prior thereto if delivered personally or by fax or electronic mail, or at least five (5) days prior thereto if delivered by postal mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the U.S. postal mail so addressed, with postage thereon prepaid if mailed or when delivered if sent by fax or electronic mail. Any director may waive notice of any meeting by a writing filed with the Secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 7. Quorum. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article II.

SECTION 8. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by applicable laws or regulations or by these Bylaws.

SECTION 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal executive offices of the Corporation addressed to the Chairman or the Vice Chairman of the Board. Unless otherwise specified therein, such resignation shall take effect at such time as may be determined by the Board of Directors at their discretion.

SECTION 10. Vacancies. All vacancies in the Board of Directors shall be filled in the manner provided in the Corporation’s Certificate of Incorporation.

SECTION 11. Removal of Directors. Directors may be removed in the manner provided in the Corporation’s Certificate of Incorporation.

SECTION 12. Action by Directors Without a Meeting. Any action required or which may be taken at a meeting of the Board of Directors, or of a committee thereof, may be taken without a meeting if a all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing(s) or electronic transmission(s) are filed with the minutes of proceedings of the Board of Directors or committee, as the case may be. Such consent shall have the same effect as a unanimous vote.

SECTION 13. Action by Directors by Communications Equipment. Any action required or which may be taken at a meeting of the Board of Directors, or of a committee thereof, may be taken by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.

SECTION 14. Compensation. The Board of Directors may fix, from time to time, a reasonable fee to be paid to each director for his or her services in attending meetings of the Board of Directors or of any committee thereof. The Board of Directors may also provide that such compensation, as it deems reasonable, shall be paid to any or all of its members for services rendered to the Corporation other than attendance at meetings of the Board of Directors or its committees.

ARTICLE III

EXECUTIVE AND OTHER COMMITTEES

SECTION 1. Appointment. The Board of Directors, by resolution adopted by a majority of the full Board, may, from time to time appoint, any number of committees, composed of one (1) or more directors as the Board may determine.

SECTION 2. Authority. These committees shall and may exercise those powers that the Board of Directors may so delegate and shall have the name or names that from time to time the Board of Directors may determine by resolution.

SECTION 3. Minutes, Reports. Minutes shall be kept of all meetings of the committees. The minutes of each meeting, together with such reports in writing as may be required to fully explain any business or transaction, shall be submitted for information purposes to the Board of Directors at the next regular meeting of the Board of Directors. The Board of Directors shall record such action in the minutes of such meeting.

SECTION 4. Appointment, Term of Office. Members of the committees shall be appointed by the Board for such term as the Board may determine, and all members of the committees shall serve at the pleasure of the Board.

SECTION 5. Quorum. A majority of the members of any committee shall constitute a quorum. A majority of the votes cast shall decide every question or matter submitted to a committee.

ARTICLE IV

OFFICERS

SECTION 1. Positions. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, an Assistant Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may designate one or more Vice Presidents as Senior Executive Vice President, Executive Vice President or Senior Vice President. The Board of Directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually at the first meeting of the Board of Directors held after the annual meeting of the stockholders.

If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer’s death, resignation or removal in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The Board of Directors may authorize the Corporation to enter into an employment contract with any officer in accordance with regulations of the Board, but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article IV.

SECTION 3. Removal. The Chief Executive Officer may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

SECTION 5. Remuneration. The remuneration of senior executive officers shall be fixed from time to time by the Compensation Committee of the Board of Directors.

ARTICLE V

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 1. Contracts. To the extent permitted by applicable laws and regulations, and except as otherwise prescribed by these Bylaws with respect to stock certificates, the Board of Directors may authorize any officer, employee or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Such authority may be general or confined to specific instances.

SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 3. Checks, Drafts. All checks, drafts or other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any one of its authorized depositories as the Board of Directors selects.

ARTICLE VI

STOCK AND STOCK CERTIFICATES

SECTION 1. Transfer. Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfer of stock shall be recorded. Every person becoming a stockholder by such transfer shall, in proportion to its shares, succeed to all rights and liabilities of the prior holder of such shares.

SECTION 2. Stock Certificates. Stock certificates shall bear the signature of the Chairman or the Vice Chairman of the Board, the President or any Vice President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary or an Assistant Secretary, or any other officer appointed by the Board of Directors for that purpose, to be known as an Authorized Officer, and the seal of the Corporation shall be engraved thereon.

SECTION 3. Owner of Record, Attachment, Pledge. Shares of stock are transferable by all means recognized by law, if there is no attachment levied against them under competent authority, but as long as the transfer is not signed and recorded in the transfer books the Corporation shall be entitled to consider as owner thereof the party who appears as such in said books.

SECTION 4. Lost or Destroyed Stock Certificates. In the event any stock certificate shall be lost or destroyed, the Board of Directors may order a new certificate to be issued in its place upon receiving such proof of loss and such bond of indemnity therefore as may be satisfactory to the Board. New certificates may be issued without requiring any bond when in the judgment of the Board it is proper to do so.

SECTION 5. Transfer Agent. The Board of Directors may designate any person, whether or not an officer of the Corporation, as stock transfer agent or registrar of the Corporation with respect to stock certificates or other securities issued by the Corporation.

ARTICLE VII

INDEMNIFICATION, ETC., OF DIRECTORS,

OFFICERS, EMPLOYEES AND AGENTS

SECTION 1. Indemnification.

(a) The Corporation shall indemnify, to the fullest extent authorized by the General Corporation Law of the Commonwealth of Puerto Rico, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a matter he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such court shall deem proper.

(c) To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1(a) or Section 1(b) of this Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) Any indemnification under Section 1(a) or Section 1(b) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(e) The Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding initiated by any person seeking indemnification under this Article VII without its prior written consent.

SECTION 2. Advancement of Expenses. Reasonable expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding described in Section 1 of this Article VII may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized in this Article VII.

SECTION 3. Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 4. Insurance. By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or would be required to indemnify him or her against such liability under the provisions of this Article VII or of the General Corporation Law of the Commonwealth of Puerto Rico, or of the laws of any state or political dependency of the United States or foreign country as may be applicable.

SECTION 5. Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer, employee or agent provided in this Article VII shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VII shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ARTICLE VIII

CORPORATE SEAL

The corporate seal of the Corporation shall be in such form and bear such inscription as may be adopted by resolution of the Board of Directors, or by usage of the officers on behalf of the Corporation.

ARTICLE IX

MISCELLANEOUS PROVISIONS

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be from January 1 to December 31 of each year.

SECTION 2. Dividends. The Board of Directors may from time to time declare, and the Corporation may pay dividends in cash or in shares of the capital stock of the Corporation, in the manner and upon the terms and conditions provided by applicable laws and regulations.

SECTION 3. Conflict with Laws. The provisions of these Bylaws in conflict with any applicable law shall be superseded by any such law without affecting the validity of the remaining provisions hereof.

SECTION 4. Books and Records. The Corporation shall keep correct and complete books and records of account and shall keep minutes and proceedings of its stockholders and Board of Directors (including committees thereof). Any books, records and minutes may be in written form or any other form capable of being converted to written form within a reasonable time.